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                                                                  Exhibit 10.16


                                          May __, 1998


[Name]                                                [Executive Section]
[Title]
Chicago Title and Trust Company
171 North Clark Street
Chicago, Illinois  60601

Dear _____________:

      This letter agreement (the "1995 Plan Award Agreement") is to set forth our agreement regarding the disposition of the ________ performance units for the 1995-1998 cycle (the "First Cycle Units") and the _________ performance units for the 1997-2000 cycle (the "Second Cycle Units") previously awarded to you pursuant to Chicago Title and Trust Company's 1995 Performance Unit Plan (the "1995 Plan"). As you know, Alleghany Corporation ("Alleghany") intends to transfer all of the issued and outstanding common stock of Chicago Title and Trust Company ("CT&T") to Chicago Title Corporation, a newly formed holding company for CT&T ("Chicago Title"), and, thereafter, to distribute all of the outstanding common stock of Chicago Title ("Chicago Title Common Stock"), other than shares of restricted stock issued to senior management and non-employee directors, to the stockholders of Alleghany (the "Distribution"). Prior to the transfer of CT&T to Chicago Title, CT&T will distribute all of the outstanding stock of CT&T's subsidiary Alleghany Asset Management, Inc. ("AAM"), to Alleghany. The Distribution will be effective on a distribution or payment date determined by the Board of Directors of Alleghany and set forth in its declaration of the Distribution (the "Distribution Date").

      A. Additional Incentive Awards

      1. On the Distribution Date, Chicago Title will grant to you an award of [_____] restricted shares of Chicago Title Common Stock pursuant to Chicago Title's 1998 Long-Term Incentive Plan, which will vest as to 50% on the second anniversary of the Distribution Date and 50% on the third anniversary of the Distribution Date. The terms of such award will be governed by a restricted stock agreement to be entered into by you and Chicago Title (the "Restricted Stock Agreement") under the 1998 Long-Term Incentive Plan. In connection with such restricted stock award, on the Distribution Date you will make an election under Section 83(b) of the Internal Revenue Code, and Chicago Title will make a tax gross-up payment to you in cash, or on your behalf through withholding payments, to cover your Federal, state and local income taxes (including the Medicaid portion of FICA) on the restricted stock award and the gross-up payment.

      2. On the day after the Distribution Date, the Compensation Committee of the Chicago Title Board will be asked to consider a recommendation that you be awarded non-qualified stock options to purchase [____] shares of Chicago Title Common Stock pursuant to Chicago Title's 1998 Long-Term Incentive Plan, the terms of which stock options will be

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governed by a stock option agreement to be entered into by you and Chicago Title
(the "Stock Option Agreement") under the 1998 Long-Term Incentive Plan. It is expressly understood that any such grant, and the terms thereof, shall be at the sole discretion of the Compensation Committee.

      3. Effective on the Distribution Date, you will only have such rights in respect of the First Cycle Units and the Second Cycle Units as are set forth in this 1995 Plan Award Agreement. You expressly represent and warrant that you have elected to enter into this 1995 Plan Award Agreement in consideration of the grant of restricted stock provided for in Paragraph A.1 above and other valuable consideration provided hereunder and that you were advised that you had the right (i) to forego said restricted stock and other consideration and (ii) to continue your First Cycle Units and Second Cycle Units in accordance with their terms. Accordingly, you agree that your entering into this 1995 Plan Award Agreement shall not be deemed to constitute a termination of the 1995 Plan.

      B. First Cycle Units and Second Cycle Units

      1. The values of both your First Cycle Units and your Second Cycle Units will be fixed at year-end 1998. In computing benefits payable both in respect of your First Cycle Units and in respect of your Second Cycle Units, subject to Paragraph D.1. hereof, benefits will be calculated in the manner set forth in Sections 6 and 13 of the 1995 Plan, except that, for 1998, benefits will be calculated on the assumption that AAM had remained a subsidiary of CT&T throughout 1998 and that AAM had achieved 100% of its post-separation planned results for 1998 (as included in Alleghany's Plan for 1998-2002) (i.e., benefits will take into account (x) actual CT&T (or Chicago Title, after it becomes the parent of CT&T) results through December 31, 1998 and (y) to the extent that AAM results are not included in subparagraph (x) above, AAM planned results for such portions of 1998 during which AAM is not a subsidiary of CT&T). No values will be calculated and no benefits will be accrued for periods subsequent to December 31, 1998.

      C. Manner of Payment

      1. All payouts in respect of your First Cycle Units and in respect of your Second Cycle Units will be made in the form of cash.

      2. In determining the amounts of your payouts in respect of your First Cycle Units and in respect of your Second Cycle Units, you shall be entitled to the excess of the value on the Distribution Date of the shares of common stock of Alleghany ("Alleghany Common Stock") that you were required to purchase, or that you elected to purchase, in accordance with the terms of the 1995 Plan over the purchase price therefor as provided in the 1995 Plan. Such value on the Distribution Date will be based upon the average of the daily averages of the high and low sales prices of Alleghany Common Stock as reported on the New York Stock Exchange Composite Tape for the five trading days preceding the Distribution Date (or, in the event that there is no trading of Alleghany Common Stock on any day during such five-trading-day period, for such lesser number of days within such five-trading-day period that Alleghany Common Stock is traded). For purposes of the valuation of Alleghany Common Stock in the manner


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described in the preceding sentence, regular way prices (i.e., with due bills for the shares of Chicago Title Common Stock to be distributed in respect of a share of Alleghany Common Stock) shall be used or, in the absence of such regular way trading on any day during such five-trading-day period, the valuation of Alleghany Common Stock on such day shall be an amount equal to the sum of (a) the average of the high and low ex-distribution or when-issued sales prices of Alleghany Common Stock as reported on the New York Stock Exchange Composite Tape on such date, plus (b) the average of the high and low when-issued or regular way sales prices of Chicago Title Common Stock as reported on the New York Stock Exchange Composite Tape on such date.

      3. Distribution of payouts in respect of your First Cycle Units will be made during the first calendar quarter of 1999 as soon as reasonably practicable after completion of 1998 audited financial statements of Chicago Title, and distribution of payouts in respect of your Second Cycle Units will be made during the first calendar quarter of 2000. As a condition to your right to receive any such payout, you must be an employee of Chicago Title or one of its subsidiaries on the date of the payout.

      4. Examples of the valuation of your First Cycle Units and Second Cycle Units and the fulfillment of the options pursuant thereto are set forth in Exhibit A attached hereto.

      D. Other

      1. For purposes of computation of benefits, references in the 1995 Plan to "dividends paid to Alleghany" shall be deemed to include cash dividends paid by Chicago Title to its stockholders as well as cash dividends paid to Alleghany by CT&T or Chicago Title prior to the Distribution, and references to "approval by Alleghany" shall be deemed to mean approval by Alleghany or by the Compensation Committee of the Board of Directors of Chicago Title.

      2. References in the 1995 Plan to administration by "the Company" shall be deemed replaced by reference to the Compensation Committee of the Board of Directors of Chicago Title and references in the 1995 Plan to administration by "the Vice Chairman of the Company" shall be deemed replaced by references to the Chief Executive Officer of Chicago Title.

      3. Except for Sections 1 through 6, Sections 7.E, 7.F and 7.G., Sections 8 through 11, and Sections 13 and 14, the terms of which shall remain in effect as modified by the provisions set forth in this 1995 Plan Award Agreement, the provisions of the 1995 Plan are of no further force and effect with respect to the First Cycle Units and the Second Cycle Units previously awarded to you.

      4. All payments made to you pursuant hereto, including payments made pursuant to agreements referred to herein, shall be subject to any applicable tax withholding.


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      If the foregoing is consistent with your understanding, please countersign the enclosed copy of this letter and return it to me.

                                          CHICAGO TITLE CORPORATION


                                          By
                                            ------------------------------

                                          CHICAGO TITLE AND TRUST
                                          COMPANY


                                          By
                                            ------------------------------


Accepted and agreed to
this ____ day of May, 1998


----------------------------
[Name]


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